Exhibit 10.5

AMENDED AND RESTATED

CAPACITY RIGHTS AGREEMENT

This Amended and Restated Capacity Rights Agreement (“Agreement”) dated June 24, 2010 and effective as of July 1, 2010 (the “Effective Date”), is by and between JPMorgan LNG Co., a Delaware company (“LNGCo”), and Sabine Pass LNG, L.P., a Delaware limited partnership (“Sabine”). LNGCo and Sabine are referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Sabine and LNGCo are parties to that certain Capacity Rights Agreement dated as of March 26, 2010 and effective as of April 1, 2010 (the “Original Agreement”), whereby Sabine granted to LNGCo the right to utilize certain capacity rights at the Sabine Pass Terminal, and the Parties wish to amend and restate the Original Agreement in its entirety as set forth herein; and

WHEREAS, pursuant to that certain Surrender of Capacity Rights Agreement (the “Surrender Agreement”) dated as of March 26, 2010 and effective April 1, 2010, Cheniere Marketing, LLC, a Delaware limited liability company (“CMI”), surrendered certain of its rights to utilize Services under the Amended and Restated LNG Terminal Use Agreement by and between CMI and Sabine, dated as of November 9, 2006, as amended by that certain Amendment of LNG Terminal Use Agreement, dated June 25, 2007 (such agreement as so amended, the “TUA”) to Sabine sufficient to permit Sabine to provide capacity rights granted to by Sabine to LNGCo pursuant to the Original Agreement; and

WHEREAS, effective as of April 1, 2010, LNGCo and CMI entered into an LNG Services Agreement (as amended, the “Services Agreement”) under which LNGCo engaged CMI to provide services in connection with LNGCo’s utilization of capacity under this Agreement and to provide certain marketing, scheduling, and other services in connection therewith (on the terms provided and as more fully specified in the Services Agreement, collectively the “Services”); and

WHEREAS, effective as of the Effective Date, pursuant to that certain Assignment and Assumption Agreement (the “Assignment Agreement”) among CMI, Cheniere Energy Investments, LLC, a Delaware limited liability company (“Investments”) and Sabine, CMI assigned all of its rights, titles and interests in the TUA and the Surrender Agreement to Investments, and Investments accepted such assignment and assumed all of CMI’s obligations accruing under the TUA and the Surrender Agreement on and after the date hereof; and

WHEREAS, under the Services Agreement CMI or LNGCo may provide a notice (each an “LNGCo Scheduled Delivery Notice”) to Sabine setting out with respect to the delivery specified in such notice the volume (the “LNGCo Scheduled Delivery Volume”) of LNG procured by LNGCo pursuant to the Services Agreement for delivery to the Sabine Pass Terminal and the anticipated schedule for delivery of such LNG to the Sabine Pass Terminal;

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

“Action” means, with respect to any Person, any outstanding action, order, writ, injunction, judgment, determination or decree or any claim, suit, litigation, proceeding, appeal, arbitration, mediation, tax audit or governmental investigation of any kind involving such Person or its business.

“Affiliate” means, in relation to any Person, any entity controlled, directly or indirectly, by such Person, any entity that controls, directly or indirectly, such Person, or any entity directly or indirectly under common control with such Person. For purposes of this definition, “control” of any Person that is an entity means ownership of a majority of the voting power of such Person.

“Applicable Law” means any federal, state or local laws (including common law and criminal law), codes, statutes, directives, ordinances, by-laws, regulations, rules, judgments, consent orders, settlements and agreements with Governmental Authorities, proclamations or delegated or subordinated legislation of any Governmental Authority that are applicable to this Agreement, an LNGCo TUA, the transactions contemplated hereby or thereby, LNGCo, Sabine or the Services.

“Business Day” means any day ending at 5:00 p.m. Houston, Texas, time on which banks are open for commercial business.

“Cargo Fee” has the meaning set forth in the Services Agreement.

“Cargo Lock Value” has the meaning set forth in the Services Agreement.

“CMI” has the meaning set forth in the second Whereas clause of this Agreement.

“Disclosing Party” has the meaning set forth in Section 7.7.

“Effective Date” has the meaning set forth in the Preamble.

“Governmental Authority” means any United States or non-United States federal, national, supranational, provincial, state, municipal, local or similar government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body.

“Investments” has the meaning set forth in the fourth Whereas clause of this Agreement.

“LNG” means processed Natural Gas in a liquid state, at or below its boiling point and at a pressure of approximately one (1) atmosphere.

“LNGCo” has the meaning set forth in the Preamble.

“LNGCo Scheduled Delivery Notice” has the meaning set forth in the fifth Whereas clause of this Agreement.

“LNGCo Scheduled Delivery Volume” has the meaning set forth in the fifth Whereas clause of this Agreement.

“LNGCo TUA” means a Terminal Use Agreement entered into between LNGCo and Sabine pursuant to Section 3.3 of this Agreement.

“Natural Gas” means any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane which is in a gaseous state.

“Non-Disclosing Party” has the meaning set forth in Section 7.7.

“OCA” means an Operations Coordination Agreement entered into among Sabine, Investments, LNGCo and (if applicable) one or more other Persons pursuant to this Agreement.

“Permit” means without limitation any permit, exemption, approval, license, consent, authorization, concession, order, easement, or other right that is required by any applicable Governmental Authority for the activities in question.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or Governmental Authority or other entity.

“Representative” means, with respect to any Person, any officer, director, principal, attorney, employee, agent, consultant, accountant or other representative of such Person.

“Sabine” has the meaning set forth in the Preamble.

“Sabine Pass Terminal” has the meaning set forth in the first Whereas clause of this Agreement.

“Services” has the meaning set forth in the third Whereas clause of this Agreement.

“Services Agreement” has the meaning set forth in the third Whereas clause of this Agreement.

“Surrender Agreement” has the meaning set forth in the second Whereas clause of this Agreement.

“Term” has the meaning set forth in Section 6.1.

“Term Purchase Agreement” has the meaning set forth in the Services Agreement.

“Terms and Conditions” has the meaning set forth in Section 3.1.

“TUA” has the meaning set forth in the second Whereas clause of this Agreement.

“VCRA” means the Variable Capacity Rights Agreement dated as of the date hereof between Investments and CMI.

1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (iv) the terms “modified” and “amended” and derivative or similar words shall mean amended, supplemented, waived or otherwise modified, (v) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement, (vi) the word “including” shall mean “including, without limitation,” whether or not so specified, and (vii) the word “or” shall be disjunctive but not exclusive.

(b) References to agreements and other documents shall be deemed to include all subsequent modifications thereto or replacements thereof.

(c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

ARTICLE II

RELATIONSHIP OF THE PARTIES

2.1 No Joint Venture, Affiliation or Partnership Created. Each of the Parties is an independent contractor. Neither of the Parties is a representative, joint venturer, or partner of the other Party, nor an agent of the other Party. Each of the Parties hereby agrees that this Agreement and any and all other agreements, actions and transactions contemplated hereby and thereby are not intended to create, and shall not be interpreted, construed or deemed to create in any respect, any association, joint venture, co-ownership, co-authorship, or partnership, whether general, limited or otherwise, between the Parties, or to impose any partnership fiduciary or other duty, obligation or liability of any kind upon either of the Parties. Neither of the Parties shall have any right, power or authority to control or manage the business of the other Party, to take any action in the name of the other Party, to execute, authenticate or deliver any contract for or on behalf of or in the name of, or to incur any liability for, or to otherwise bind the other

Party. The Parties agree that they are not, and shall not be, and shall not hold each other out to be, co-employers. No Party shall be entitled to or obligated to share in any profits or losses of the other Party, its business, or to contribute any money or property to the other Party or its business.

2.2 Arm’s-Length Status of Parties. Each of the Parties is contracting at arm’s-length and as independent Parties, each of which is agreed to be and shall be fully entitled to act solely in and for its own interest and without any duty or obligation to act in the interest of the other Party; provided only that each Party assumes the contractual duties and obligations expressly set forth in this Agreement.

ARTICLE III

GRANT OF CAPACITY RIGHTS; LNG CO TUA OPTION

3.1 Sabine Grant of Terminal Capacity Rights to LNGCo. Subject to the provisions of this Agreement, upon receipt by Sabine of an LNGCo Scheduled Delivery Notice and without any further action by Sabine, Sabine shall be deemed to have automatically granted to LNGCo the right to utilize the Services (as defined in the terms and conditions attached hereto as Exhibit A (the “Terms and Conditions”)) and any related reception, storage or regasification capacity at the Sabine Pass Terminal required to regasify, store, transport and deliver the LNGCo Scheduled Delivery Volume at the Sabine Pass Terminal as provided in the Terms and Conditions with respect to LNGCo’s LNG. The Terms and Conditions shall govern LNGCo’s use of such capacity rights at the Sabine Pass Terminal, with the following changes:

(a) The fourth recital of the Terms and Conditions shall be of no effect as between Sabine and LNGCo.

(b) LNGCo shall be the Customer under such Terms and Conditions.

(c) The Term under such Terms and Conditions shall be coterminous with the Term of this Agreement, and there shall be no option to extend the Term.

(d) LNGCo shall not be responsible for the payment of the Reservation Fee, the Operating Fee, the Sabine Taxes or the New Regulatory Costs (each as defined in the Terms and Conditions) or any other costs payable to Sabine under the Terms and Conditions, and Sabine shall look solely to Investments for the payment of such amounts.

(e) The notice address for LNGCo for purposes of the Terms and Conditions shall be as set forth in Section 7.8 of this Agreement.

(f) Unless LNGCo notifies Sabine otherwise or the TUA terminates or expires prior to the end of the Term (as defined in Section 6.1 of this Agreement), the provisions of Section 5.1 (other than subsections (g), (h), (i) and (j) of such section) and Section 5.2 of the Terms and Conditions shall not apply to LNGCo. Instead, with regard to any LNGCo Scheduled Delivery Volume, Sabine shall be deemed to have reallocated to LNGCo the Scheduled Unloading Date (as defined in the TUA and the Terms and Conditions) previously allocated to Investments under the TUA that is set forth in the applicable LNGCo Scheduled Delivery Notice.

(g) Article 17 of the Terms and Conditions shall be of no effect as between Sabine and LNGCo, and the provisions of Section 7.3 of this Agreement shall govern the assignment of any rights or obligations under this Agreement, including the Terms and Conditions.

(h) Sections 25.18 and 25.19 of the Terms and Conditions shall be of no effect as between Sabine and LNGCo.

(i) In the event of any conflict between the provisions of the Terms and Conditions and the provisions of Sections 1.1 through 7.14, inclusive, of this Agreement, the provisions of Sections 1.1 through 7.14, inclusive, shall govern.

3.2 Sabine’s Recognition of LNGCo’s Third Party Beneficiary Status under the Surrender Agreement. Sabine agrees not to amend or modify the Surrender Agreement or any of the documents executed in connection therewith in any way which would materially affect LNGCo’s rights under this Agreement or the agreements contemplated thereby or which would prohibit or adversely impact the Parties’ ability to consummate the transactions contemplated by such agreements. LNGCo is an intended third party beneficiary to the Surrender Agreement.

3.3 LNGCo TUA. LNGCo shall have the right but not the obligation to enter into a new terminal use agreement with Sabine (“LNGCo TUA”) upon the following terms and conditions:

(a) The option may be exercised at any time during the term of this Agreement by written notice provided by LNGCo to each of Sabine, Investments and CMI specifying that the annual reception quantity of the LNGCo TUA shall be equal to one hundred ninety five million five hundred thirty five thousand (195,535,000) MMBTU per contract year (provided that for any contract year that is a leap year, such quantity shall be prorated based on the ratio that the number of days during such contract year bears to three hundred sixty-five (365)), and the maximum gas redelivery rate of the LNGCo TUA shall be equal to five hundred thousand (500,000) MMBTU per day;

(b) LNGCo and Sabine shall enter into a LNGCo TUA (in the form of the Terms and Conditions, with changes agreed by the Parties as reasonably required to effect the intent of this Section 3.3) for a term commencing upon expiration of this Agreement and ending upon the expiration of the Initial Term provided in Terms and Conditions (without extensions). Without limitation to the foregoing, such LNGCo TUA shall include a Reservation Fee and Operating Fee equal to the calculation set forth in Part One Article “C” of the Terms and Conditions, where, for the purposes of the calculation of the Operating Fee, the Commercial Start Date shall be deemed to be January 1, 2009;

(c) LNGCo, Investments and other customers utilizing Investment’s capacity rights will enter into an OCA in a form reasonably agreed upon by the parties (with any reasonable changes required by other customers of Sabine) for a term commencing upon expiration of this Agreement and ending upon the expiration of the Initial Term provided in the TUA (without extensions); and

(d) Sabine shall give the notice to Investments contemplated and required by the Surrender Agreement that effective on the effective date of the LNGCo TUA would reduce the

Maximum Reception Quantity (as defined in the TUA) and the Maximum Gas Redelivery Rate (as defined in the TUA) for the term of the LNGCo TUA, such reduction to be equal to the Maximum LNG Reception Quantity and Maximum Gas Redelivery Rate set out in the LNGCo TUA.

3.4 Third Party Performance. Sabine acknowledges and agrees that certain of LNGCo’s obligations under this Agreement may be performed by CMI on behalf of LNGCo under the Services Agreement; provided, however, that the foregoing shall in no way authorize CMI to incur any obligations or liabilities under this Agreement without the written consent of LNGCo.

3.5 Notice. Sabine will promptly give notice to LNGCo of any notice to or from Investments of a default under the TUA or an OCA or the exercise of any right to terminate the TUA or an OCA.

3.6 Current Inventories. Sabine acknowledges that on April 1, 2010 LNGCo purchased and obtained title to CMI’s LNG inventory stored in the storage tanks at the Sabine Pass Terminal as of April 1, 2010 other than such inventory leased to Sabine. LNGCo rights and obligations with respect to such LNG are as provided in the Terms and Conditions, subject to the changes thereto provided in Section 3.1.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 Representations of the Parties. On the Effective Date each Party represents and warrants to the other Party that:

(a) the representing Party is duly organized, validly existing and in good standing as a corporation or other entity under the laws of the state of its organization;

(b) neither the execution and delivery by the representing Party of this Agreement, nor the consummation by such Party of any of the transactions under this Agreement requires the consent or approval or the giving of notice to, the registration with, the recording or filing of any document with or the taking of any other action in respect of, any Governmental Authority, except those which have been obtained and are in full force and effect and those which are not material;

(c) the representing Party has the requisite organizational power and authority to, and has taken all organizational action necessary to, execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations contained herein, and no other organizational proceedings on the part of such Party are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby;

(d) this Agreement has been duly executed and delivered by the representing Party and is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity;

(e) none of the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby or compliance with any of the provisions hereof will result in (i) a violation of or a conflict with any provision of the organizational documents of the representing Party, (ii) a violation of, a conflict with, a breach of, or a default under (with or without notice or passage of time), the termination or acceleration of the performance required by, or the creation of any right of any party to accelerate, modify, terminate or cancel, any material term or provision of any material contract to which such Party is a party or by which any of its assets are bound, (iii) a violation or breach in any material respect of any Applicable Law applicable to the representing Party, or (iv) the representing Party being required to obtain any material consent, waiver, agreement, Permit or approval or material authorization of, or material declaration, filing, notice or registration to or with, or material assignment by, any third party other than a Governmental Authority;

(f) such Party has all material Permits necessary for (i) the conduct of its business as now being conducted and as proposed to be conducted as contemplated in this Agreement and the TUA and (ii) the performance of its obligations under this Agreement and the TUA, and owns or possesses such Permits free and clear of any material encumbrances. All such Permits are valid and in full force and effect in all material respects;

(g) there is no Action pending or, to such Party’s knowledge, threatened against such Party, either in any one instance or in the aggregate, (i) which would be likely to impair materially the ability of such Party to perform under the terms of this Agreement or (ii) which would materially draw into question the validity of this Agreement;

(h) such Party is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have consequences that would materially and adversely affect its performance hereunder; and

(i) such Party has insurance policies, binders or other forms of insurance that provide, and during their term have provided, coverage to the extent and in the manner (a) adequate for such Party and its businesses and operations and the risks insured against in connection therewith and (b) as may be or may have been required by material Applicable Law and by any material contracts to which such Party is or has been a party, except, in either case, as would not have a material adverse effect on such Party.

ARTICLE V

LIMITATION OF LIABILITY; TAXES

5.1 Limitation of Liability. NEITHER OF THE PARTIES NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF USE OR OF DATA, INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND WHETHER UNDER THIS AGREEMENT OR OTHERWISE IN CONNECTION WITH SUCH PARTY’S OR ANY OF ITS AFFILIATES’ PERFORMANCE OR NONPERFORMANCE HEREUNDER.

5.2 Taxes. Notwithstanding anything to the contrary contained in this Agreement, neither Party shall have any liability for, and neither Party shall be obligated to pay for, (i) any property taxes or any sales or use taxes or other excise taxes of any kind or type applicable to the property of the other Party or any of its Affiliates, (ii) any income, capital gains or similar taxes applicable to the other Party, or (iii) any franchise taxes, business occupation taxes, gross receipts taxes, goods and services taxes or any other business privilege taxes of any kind or type applicable to the other Party or any of its Affiliates for the privilege of doing business in the jurisdiction of the Governmental Authority imposing the tax.

ARTICLE VI

TERM AND TERMINATION

6.1 Term.

(a) The term of this Agreement shall be that period of time extending from 9:00 am Central Time in Houston, Texas, on the Effective Date and continuing until termination or expiration of the Services Agreement (such period of time being herein called, the “Term”).

(b) Notwithstanding termination of this Agreement, (i) LNGCo and Sabine shall continue to perform any of their respective duties and obligations that arise or accrue during the Term of this Agreement and (ii) without limitation of the foregoing, LNGCo shall continue to have the rights as provided in Section 3.1 for any LNGCo Scheduled Delivery Volumes specified in an LNGCo Scheduled Delivery Notice received by Sabine during the Term which has not been delivered to the Sabine Pass Terminal during the Term or which has been delivered, but not yet regasified and delivered to a Delivery Point.

(c) Termination of the TUA prior to expiration of the Term of this Agreement shall not compromise or in any way affect the rights and obligations of LNGCo or Sabine under this Agreement. The obligation to make payments of the Reservation Fee and the Operating Fee and any other costs payable to Sabine under the TUA shall remain the sole obligation of Investments, and LNGCo shall have no liability for Investments’ failure to make any such payments to Sabine. Sabine shall provide LNGCo with prompt written notice of a termination of the TUA.

6.2 Transition Period. LNGCo shall be required to regasify and sell any inventory remaining in storage at the Sabine Pass Terminal (other than such inventory that was delivered pursuant to a Term Purchase Agreement) not later than the final calendar day of the final calendar month of the Term, provided, however, that (a) if the Term ends prior to the second anniversary of the Effective Date, then LNGCo shall be required to so regasify and sell such inventory prior to the last date of the month following the month containing the date of termination, and (b) CMI shall have the right to purchase such inventory as provided in Section 9.7(a) of the Services Agreement.

ARTICLE VII

GENERAL PROVISIONS

7.1 Entire Agreement; Amendment; Counterparts. This Agreement, the Exhibits hereto and all documents contemplated hereunder constitute the entire agreement between the Parties with respect to the matters set forth herein and therein and supersede any and all negotiations, agreements, and expressions of intent, written or oral, prior hereto. This Agreement may be amended only by written agreement executed by the Parties after the Effective Date. This Agreement and any modification hereof may be executed and delivered in counterparts, including by a facsimile transmission thereof, each of which shall be deemed an original, but all of which together shall constitute a single Agreement.

7.2 Binding Effect. This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns.

7.3 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party without the prior consent of all other Parties to this Agreement; provided that such consent shall not be unreasonably withheld.

7.4 Severability. If any term or provision hereof, or the application thereof to any Person or circumstance, shall to any extent be contrary to any Applicable Law or otherwise invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to Persons or circumstances other than those as to which it is contrary, invalid or unenforceable shall not be affected thereby and, to the extent consistent with the overall intent hereof as evidenced by this Agreement taken as a whole, shall be enforced to the fullest extent permitted by Applicable Law.

7.5 No Waiver. No waiver by either Party of any one or more defaults by the other Party in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any other default or defaults whether of a like kind or different nature.

7.6 Publicity. Each Party, and its Affiliates and their Representatives, shall not issue any press release regarding the transactions contemplated hereby without the prior approval of, the other Party, in each case such approval not to be unreasonably withheld. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit any Party from making any disclosure which its counsel deems reasonably necessary in order to fulfill such Party’s or any Affiliate’s obligation under Applicable Law.

7.7 Confidentiality. The Parties hereto agree that all information made available by a Party (“Disclosing Party”) to the other Party (“Non-Disclosing Party”) pursuant this Agreement shall be confidential and shall not be disclosed to any third party, except for such information: (i) as may be or become generally available to the public, (ii) as may be required or appropriate to be revealed in response to any summons, subpoena, request from a Governmental Authority, or otherwise in connection with any Action or to comply with any Applicable Law, order, regulation, ruling, regulatory request, accounting disclosure rule or standard, (iii) as may be obtained from a non-confidential source that disclosed such information in a manner that did not violate its obligations to the Disclosing Party, if any, in making such disclosure, (iv) as may be furnished to the Non-Disclosing Party’s employees, officers, directors, auditors, attorneys, advisors or lenders, or the employees, officers, directors, auditors, attorneys, advisors or lenders of the Non-Disclosing Party’s Affiliates or agents which are required or instructed to keep the information that is so disclosed in confidence; or (v) as may be disclosed to counterparties or the Sabine Pass Terminal as required in connection with this Agreement, the transactions contemplated hereby or the Services. The Parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with, this confidentiality obligation. The Parties agree, because in certain circumstances, money damages would be an inadequate remedy, that a Party shall be entitled to seek specific performance and injunctive relief as remedies for any breach of this Section 7.7. This Section 7.7 shall survive for one (1) year following any termination of this Agreement.

7.8 Notices and Other Communications. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, (ii) five (5) days after posting in the United States mail having been sent registered or certified mail return receipt requested or (iii) delivered by telecopy and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:

If to Sabine:	Sabine Pass LNG, L.P 700 Milam Street, Suite 800 Houston, Texas 77002 Phone: (713) 375-5000 Fax: (713) 375-6160 Attention: Contract Administration

If to LNGCo:	JPMorgan LNG Co. 700 Louisiana Street, Suite 1000 Houston, TX 77002 Phone: 713.236.3000 Fax: 713.236.5000 Attention: LEGAL (Contract Administrator)

or to such other address or addresses as the Parties may from time to time designate in writing.

7.9 Governing Law; Venue. The Parties agree that this Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by, construed and enforced in accordance with the laws of the State of New York without regard to principles of conflict of laws (whether of the State of New York or any other jurisdiction).

7.10 JURY TRIAL WAIVER. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

7.11 Third Parties. This Agreement confers no rights, benefits, duties, obligations or liabilities whatsoever upon any Person other than Sabine and LNGCo and does not create, and shall not be interpreted as creating, any standard of care, duty or liability to or for the benefit of any Person other than the contractual duties provided expressly in this Agreement of each Party to the other Party hereto.

7.12 Time of Essence. With regards to all obligations set forth herein, time is of the essence.

7.13 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement and signature pages hereto may be delivered by telecopy or other electronic or digital transmission method.

7.14 Headings. The headings used for the Articles and Sections herein are for convenience only and shall not affect the meaning or interpretation of the provisions of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement and agreed to be bound hereby.

SABINE PASS LNG, L.P.

By:	Sabine Pass LNG-GP, Inc. its general partner

By:	/s/ Meg A. Gentle
Name:	Meg A. Gentle
Title:	Chief Financial Officer

JPMORGAN LNG Co.

By:	/s/ Patrick Strange
Name:	Patrick Strange
Title:	Managing Director

Signature Page to Amended and Restated Capacity Rights Agreement